Exhibit 99.1

CUE BIOPHARMA, INC.

Notice of Change of Location and Time of

Annual Meeting of Stockholders

June 12, 2018

May 25, 2018

To the Stockholders of Cue Biopharma, Inc.:

Cue Biopharma, Inc. has changed the location of its annual meeting of stockholders scheduled for Tuesday, June 12, 2018 (the “2018 Annual Meeting”). The meeting date, time and record date remain unchanged.

The new location for the 2018 Annual Meeting will be:

The Warwick Melrose Hotel

Oak Lawn Terrace Conference Room

3015 Oak Lawn Ave

Dallas, Texas 75219

The time of the 2018 Annual Meeting will be 9:00 a.m., local time.

A revised proxy card, reflecting the change in the location of the meeting, has been made available. If you have already voted and do not wish to change your vote, you do not need to do anything. Stockholders may also continue to use the form of proxy previously provided.

Admission to the 2018 Annual Meeting is limited to stockholders as of the close of business on April 23, 2018, holders of valid proxies for the 2018 Annual Meeting and our invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

If you plan to attend the annual meeting and you require directions, please call us at (617) 949-2680.

Sincerely,

/s/ Colin Sandercock

Colin Sandercock

Senior Vice President, General Counsel and Secretary